Exhibit 10.2

LEASE AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS LEASE AMENDMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the first day of May 2006 by and among S.C. JOHNSON & SON, INC., a Wisconsin corporation (“SCJ”), JOHNSONDIVERSEY, INC., a Delaware corporation (“JDI”), and JOHNSON POLYMER, LLC, a Wisconsin limited liability company (“Johnson Polymer”).

RECITALS

A. Pursuant to an Asset and Equity Interest Purchase Agreement dated as of May 1, 2006 (the “Purchase Agreement”) by and among Johnson Polymer, JohnsonDiversey Holdings II B.V., a company organized under the laws of the Netherlands, and BASF Aktiengesellschaft, a company organized under the laws of Germany (“Buyer”), Buyer or its designated affiliate will purchase, among other things, (1) certain assets of Johnson Polymer which are used in the business of developing, manufacturing, and selling specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry and (2) the equity interests in certain subsidiaries of Johnson Polymer and JohnsonDiversey Holdings II B.V.

B. Pursuant to a Lease Agreement dated as of July 3, 1999 by and between SCJ and Johnson Polymer, Inc. (n/k/a Johnson Polymer), as amended by an Omnibus Amendment of Leases (the “Omnibus Amendment”) dated effective as of November 9, 2001 by and among SCJ, S.C. Johnson Commercial Markets, Inc. (n/k/a JohnsonDiversey, Inc.), and Johnson Polymer, Inc. (n/k/a Johnson Polymer, LLC) (as amended, the “Lease Agreement”), Johnson Polymer leases from SCJ buildings 52, 53, 54, 66, 66A, 70, 71, 72 and the Nitrogen Building at SCJ’s Waxdale Facility located in Sturtevant, Wisconsin.

C. The parties desire to amend the Lease Agreement in accordance with the terms and conditions hereof and to confirm in writing the assignment and assumption of rights and obligations contemplated by this Agreement.

NOW THEREFORE, in consideration of the recitals and the mutual covenants set forth herein, the parties agree as follows:

AGREEMENTS

1. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the applicable meanings set forth in the Lease Agreement.

2. Assignment and Assumption of Rights and Obligations. Johnson Polymer hereby assigns and transfers to JDI, and JDI hereby assumes from Johnson Polymer, all rights, obligations and liabilities of Johnson Polymer set forth in or arising pursuant to the Lease

Agreement (whether arising or accruing prior to, on or after the date hereof), including, but not limited to, those rights, obligations and liabilities set forth in or arising pursuant to Section 7 thereof (Rentals), Section 16 thereof (Environmental Matters) and Section 17 (Indemnification). SCJ hereby consents to such assignment, transfer and assumption.

3. Amendments to Lease Agreement.

(a) Lease Term. Section 4 of the Lease Agreement shall be deleted and replaced by the following.

4.	Lease Term. The Lease Term shall commence on July 3, 1999 and end on July 2, 2009 unless extended or earlier terminated as provided herein.

(b) Renewal. Section 5 of the Lease Agreement shall be deleted in its entirety.

(c) Option to Extend Lease Term. The Lease Agreement is hereby amended to add a new Section 45 to the Lease Agreement which shall be as follows:

45. Option to Extend Lease Term. Upon written notice given to Lessor at least one hundred and seventy (170) days before July 2, 2009, Lessee, provided it is not then in material default, may elect, on an irrevocable basis, to extend the Lease Term for an additional six (6) months to and including December 31, 2009 (the “Option”). The rent methodology contained in the Lease Agreement (as modified by this Agreement) shall apply to the additional six (6) month period provided that the Total Annual Rent to be paid during such extension period shall be adjusted based on the rent adjustment provisions of the Lease Agreement to reflect the additional six (6) month term. If the Option is exercised, (a) any reference in the Lease to the “Lease Term” shall be deemed to include the six (6) month extension period unless otherwise expressly provided herein and (b) any reference to the “Termination Date” shall mean December 31, 2009.

(d) Payment Respecting Option; Effect on Toll Manufacturing Agreement. In consideration of SCJ agreeing to amend the Lease Agreement and to grant the Option to JDI, JDI shall pay to SCJ the amount of $500,000 within three business days after the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement (the date on which the Closing occurs being referred to herein as the “Closing Date”). Such amount shall be paid by JDI to SCJ by wire transfer of immediately available funds to an account designated by SCJ. In addition, in the event the Option is exercised in a timely manner, the term of any toll manufacturing agreement to be agreed between the parties in relation to certain manufacturing of polymer products to occur on the Building 59 Premises shall be extended by an equivalent length, such that the Lease Term and the term of such toll manufacturing agreement shall expire on the same date.

(e) Acceleration of Net Book Value Payment; Rental Payment. Within three business days after the Closing Date, JDI shall pay to SCJ an amount equal to the then-current net book value of the Facility (the “Book Value”) by wire transfer of immediately available funds to an account designated in writing by SCJ. Assuming that the rent due under the Lease Agreement is paid in full through the period from June 3, 2006 to July 2, 2006, the Book Value as of the period from July 3, 2006 to August 2, 2006 shall be $5,200,000. Any such payment made in respect of the Book Value shall be subject to adjustment to reconcile such payment to the actual Book Value on SCJ’s records as of the last day of the month for which the monthly rental payment included the Return on Capital charge. Any such adjustment shall be immediately due and payable by SCJ or JDI, as the case may be. Upon payment of the Book Value as provided above, the Lease Agreement shall be amended so that Total Annual Rent and any subsequent monthly payment of such Total Annual Rent during the remainder of the Lease Term (as may be extended pursuant to the Option), shall no longer include a Return on Capital amount (compensation relating to a “Return on Capital” having been satisfied in full by the payment of the Book Value as provided in this paragraph).

(f) Termination. The parties hereby acknowledge and agree that the termination right set forth in Section 2(a)(i) of the Omnibus Amendment (relating to a termination of the Technology Disclosure and License Agreement) shall not be triggered by the termination of Johnson Polymer’s participation in the Technology Disclosure and License Agreement as is evidenced by the Termination Agreement relating to the Technology Disclosure and License Agreement among SCJ, JDI and Johnson Polymer dated of even date herewith. If SCJ exercises its termination rights under Section 2(a) of the Omnibus Amendment and if at the time the Lease Agreement terminates pursuant to such exercise JDI remains obligated to supply products under that certain Toll Manufacturing Agreement executed by JDI in connection with the Purchase Agreement (pursuant to which JDI supplies polymer products to the purchaser of Johnson Polymer’s assets), then SCJ shall, for the remainder of the term of such Toll Manufacturing Agreement (but in no event beyond December 31, 2009), act as a contract manufacturer for JDI in connection with such agreement on the terms contemplated by Section 2(a)(iii) of the Omnibus Amendment.

(g) Change of Control. Notwithstanding the provisions of Section 29 of the Lease Agreement, neither the execution and the delivery of the Purchase Agreement nor the transfer of the assets, liabilities or equity interests pursuant to the Purchase Agreement shall constitute a “Change in Control” of Johnson Polymer within the meaning of the Lease Agreement.

4. Approval of Other Provisions. The provisions of the Lease Agreement, as modified by this Agreement, are hereby approved and ratified by the parties. Subject to Section 5 below, the Lease Agreement, as modified by this Agreement, shall remain in full force and effect.

5. Effective Date. This Agreement (including the amendments to the Lease Agreement set forth herein and the assignment and assumption of the Lease Agreement) shall be effective upon the Closing. If the Closing does not occur on or before December 31, 2006, then either JDI or SCJ may by written notice given to the other two parties, terminate this Agreement and upon the giving of such notice, this Agreement (including the amendments to the Lease Agreement contemplated hereby and the assignment and assumption of the Lease Agreement) shall not be effective and this Agreement shall terminate without any further action by the parties (provided that the Closing has not occurred prior to the giving of the notice terminating this Agreement).

6. Integration. This Agreement and the Lease Agreement and the schedules thereto contain the entire agreement among the parties. If a provision of this Agreement and a provision of the Lease Agreement are in conflict, the applicable provision of this Agreement and then the applicable provision of the Lease Agreement shall control, in that order.

7. Miscellaneous. The Preamble and the recitals set forth above shall be deemed incorporated herein by reference. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, irrespective of any conflicts of law provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest. This Agreement may not be modified, amended or supplemented except by written agreement of the parties hereto. This Agreement may be executed in counterparts and be delivered by facsimile transmission of signature pages. If executed in counterparts, each counterpart shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

S.C. JOHNSON & SON, INC.

By:	/s/ H. Fisk Johnson
Print Name:	H. Fisk Johnson, Ph.D.
Title:	Chairman and CEO

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada
Print Name:	Joseph F. Smorada
Title:	Executive Vice President and CFO

JOHNSON POLYMER, LLC

By:	/s/ JoAnne Brandes
Print Name:	JoAnne Brandes
Title:	Vice President

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